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                                                                    EXHIBIT 4.6


                               USV PARTNERS, LLC
                         2001 PENNSYLVANIA AVENUE, N.W.
                                   SUITE 675
                             WASHINGTON, D.C. 20006
                                 (202) 466-4557

                                 March 1, 2000

U.S. Technologies Inc.
6525 The Corners Parkway
Suite 300
Norcross, Georgia 30092

Gentlemen:

         USV Partners, LLC, a Delaware limited liability company (the "Company"), has reached this agreement with U.S. Technologies Inc., a Delaware corporation ("US Tech"), in connection with US Tech's desire to file a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to register 3,115,000 shares of US Tech's common stock, par value $.02 per share ("Common Stock"), to be issued by US Tech pursuant to its 1999 Stock Option Plan, as amended (the "Plan").

         As of the date hereof, the Company owns 500,000 shares of US Tech's Series A Convertible Preferred Stock, $0.02 par value ("Series A Preferred"). The rights and preferences of the holders of the Series A Preferred are set forth in (i) the Certificate of Designations, Preferences and Rights of the Series A Preferred, dated as of July 16, 1998, (ii) the Amended Certificate of Designations, Preferences and Rights of the Series A Preferred, dated as of February 24, 1999, and (iii) the Amended Certificate of Designations, Preferences and Rights of the Series A Preferred, dated as of November 29, 1999 (collectively, the "Certificate of Designations"). Pursuant to the Certificate of Designations, the shares of Series A Preferred owned by the Company are convertible into 47,649,758 shares of Common Stock. As of the date hereof, the Company also owns warrants to purchase 500,000 shares of Common Stock (the "Warrants").

         The Company acknowledges that if it converted the Series A Preferred and exercised the Warrants it owns into and for Common Stock prior to the shares of Common Stock to be registered under the Registration Statement being issued and delivered as contemplated by the Registration Statement and the Plan, the number of shares of Common Stock that would be outstanding would exceed the minimum of such shares that US Tech is authorized to issue under its Restated Certificate of Incorporation, as amended (the "Charter"), and thus not be validly issued.

         As a significant stockholder of US Tech, the Company has a significant interest in US Tech's growth and development. The Company recognizes that the ability of US Tech to issue options under the Plan will enable US Tech to attract and retain talented employees. As a result, the Company does not desire to impede US Tech's efforts to register the Common Stock it


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intends to issue upon the exercise of options granted under the Plan. US Tech has agreed to seek approval for and to effect a Charter Amendment as described below. Accordingly, notwithstanding the rights granted to US Tech under the Certificate of Designations and the Warrants, the Company hereby makes the following representations, warranties and covenants to US Tech:

1. Until US Tech's voting stockholders have approved an Amendment to the Charter (the "Charter Amendment"), authorizing the Company to issue an amount of Common Stock sufficient to permit the conversion to Common Stock of all of US Tech's then-outstanding shares of all of its authorized and designated series of convertible preferred stock and any other then-outstanding securities and options issued by the Company, which are convertible into or entitle the holder thereof to purchase or otherwise receive shares of Common Stock, including but not limited to Series A Preferred, the Warrants and the options issued under the Plan, and the Charter Amendment has been filed with and accepted by the Secretary of State of the State of Delaware, the Company will not exercise for or convert into Common Stock the Warrants, the shares of the Series A Preferred Stock or any other securities or options held by the Company as of the date hereof that are convertible into or give the Company the right to purchase or otherwise receive shares of Common Stock.

2. Until US Tech's voting stockholders have approved the Charter Amendment and it has been filed with and accepted by the Secretary of State of the State of Delaware, the Company will not exercise for or convert into Common Stock any securities and options issued by US Tech, which were purchased or otherwise acquired by or issued or granted to the Company after the date hereof and are convertible into or entitle the holder thereof to purchase or otherwise receive shares of Common Stock.

         The undersigned is authorized to act on behalf of the Company in regard to the matters set forth in this letter.



                                  USV Partners, LLC

                                  By: USV Management, LLC, its Manager

                                  By:/s/ C. Gregory Earls
                                     --------------------
                                     C. Gregory Earls,
                                     Sole Member



Acknowledged and Agreed to
by U.S. Technologies Inc.



By:/s/ James V. Warren
   -------------------
   James V. Warren,
   Co-Chairman and Co-CEO